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                                                                   Exhibit 10.1b
Tribune Company
435 North Michigan Avenue
Chicago, Illinois 60611



                                                               December 14, 1993


Mr. Stanton R. Cook
224 Raleigh Road
Kenilworth, IL 60043

Dear Stan:

     We are writing on behalf of the Board of Directors to confirm the arrangements as to continuation of the consulting services you perform relative to the Chicago Cubs as first described in our letter dated December 14, 1992.

     You have agreed to provide consulting services during 1994 which will include your representing Tribune Company's ownership interest in the Chicago Cubs at meetings of Major League Baseball, the National League and any of their committees to which you may be appointed. In addition, your consulting activities will include serving as Chairman of the Board of Directors of Chicago National League Ball Club, Inc. During 1994, you will lead the search for a president and chief executive officer for the Cubs. You will serve as acting CEO of the Cubs for the portion of the year prior to appointment of the permanent president and chief executive officer.

     You will be compensated for these services as provided in the employment agreement between you and Tribune Company dated July 31, 1990. It is specifically agreed that for your services during 1994, you will be compensated $31,250 per month (or part thereof) payable at the end of each month.

     In addition, the Company will reimburse you for out-of-pocket travel and business expenses you incur in rendering the consulting services. This reimbursement will include reimbursement of dues at the Chicago Club, the 410 Club and Tavern Club.

     The foregoing arrangement will terminate on December 25, 1994. Any consulting service to be provided by you after that date will be mutually agreed upon based on circumstances that then exist.

     We will be happy to discuss any questions you may have concerning these arrangements.

                                 Sincerely,

                                 Charles T. Brumback
                                 -------------------
                                 Chairman & Chief Executive Officer

                                 Andrew J. McKenna
                                 -----------------
                                 Chairman, Governance & Compensation
                                 Committee